Exhibit 99.1

1901 Chouteau Avenue : St. Louis, MO 63103 : Ameren.com

Contacts	Media:	Investors:
	Susan Gallagher	Douglas Fischer
	314-554-2175	314-554-4859

For Immediate Release

Ameren Corporation Announces New Positions for Three Senior Officers

St. Louis, Mo., Feb. 9, 2011—Thomas R. Voss, chairman, president and chief executive officer of Ameren Corporation (NYSE: AEE), announced today that three senior officers—Charles D. Naslund, Gregory L. Nelson and Steven R. Sullivan—will assume new positions. Effective March 2, Naslund moves to the role of senior vice president, Generation and Environmental Projects, at Ameren Missouri, which provides electric and gas service to approximately 1.2 million customers across Missouri. Sullivan replaces Naslund as chairman, president and CEO, Ameren Energy Resources Company, LLC (Ameren’s holding company for merchant generation and its energy marketing services). Replacing Sullivan as Ameren’s general counsel is Nelson, who becomes senior vice president and general counsel. Nelson and Sullivan will report to Voss. Naslund will report to Warner L. Baxter, president and CEO of Ameren Missouri.

In addition, Senior Vice President Communications and Brand Management Karen Foss will retire, and David Hunt will assume the position of vice president, Communications and Brand Management, Ameren Services. Hunt will report to Daniel F. Cole, president and CEO of Ameren Services.

“Chuck brings critical skills and many years of successful generation and environmental experience to this new position,” says Voss. “Steve Sullivan brings legal, regulatory and financial experience to Ameren Energy Resources, with more than 20 years in the utility industry and experience as the senior level executive over government and regulatory relations at the state and federal levels, fuel purchasing and services and the transmission system organization.

“In his 15 years of service to our company, Greg Nelson has worked closely with all areas of the corporation. Greg’s deep understanding of the law, particularly tax law, and his experience in government make him uniquely qualified to serve as general counsel.

“Karen Foss brought valuable insight and perspective to our company. She played a major role in establishing Ameren’s image and brand framework. Dave Hunt, with his 32 years of industry knowledge and communications experience as well as his strong administrative skills, is highly qualified for his new role.”

With assets of approximately $24 billion, Ameren serves 2.4 million electric customers and nearly one million natural gas customers in a 64,000-square-mile area of Missouri and Illinois.

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